SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

                                FEBRUARY 28, 2003


                                 Tengasco, Inc.
          -------------------------------------------------------------
             (Exact Name of Registrant as specified in its charter)

                         Commission File Number 0-20975

        Tennessee                                        87-0267438
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(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)



             603 Main Avenue, Suite 500, Knoxville, Tennessee 37902
          -------------------------------------------------------------
                     (Address of Principal Executive Office

                                 (865) 523-1124
          -------------------------------------------------------------
                         (Registrant's Telephone number)


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Item 5. OTHER EVENTS

                  On February 28, 2003, Jeffrey R. Bailey, Stephen W. Akos, Robert L. Devereux and John A. Clendening were elected to the Company's Board of Directors. The Company now has ten (10) board members which is the maximum number of board member permitted under Article III of the Company's By-Laws. The background of each new member is set forth at the end of this Report.

                  The new members of the Board were nominated by a 70% majority of holders of the Company's Series A 8% Cumulative Convertible Preferred Stock ("Series A Shares") and elected to fill four existing vacancies on the Tengasco Board of Directors. The election of these new Board members was a result of the Company=s failure to make the required dividend payments to the holders of the Series A Shares.

                  Jeffrey R. Bailey is 45 years old. He graduated in 1980 from New Mexico Institute of Mining and Technology with a B.S. degree in Geological Engineering. Upon graduation he joined Gearhart Industries as a field engineer working in Texas, New Mexico, Kansas, Oklahoma and Arkansas. Gearhart Industries later merged with Halliburton Company. In 1993 after 13 years working in various field operations and management roles primarily focused on reservoir evaluation, log analysis and log data acquisition he assumed a global role with Halliburton as a Petrophysics instructor in Fort Worth, Texas. His duties were to teach Halliburton personnel and customers around the world log analysis and competition technology and to review analytical reservoir problems. In this role Mr. Bailey had the opportunity to review reservoirs in Europe, Latin America, Asia Pacific and the Middle East developing a special expertise in carbonate reservoirs. In 1997 he became technical manager for Halliburton in Mexico focusing on finding engineering solutions to the production challenges of large carbonate reservoirs in Mexico. He joined the Company as its Chief Geological Engineer on March 1, 2002. He was elected as President of the Company on July 17, 2002.

                  Stephen W. Akos is 49 years old. He has over twenty years experience in the financial services industry with an expertise in fixed income securities and currently manages or advises accounts with assets in excess of $500 million. Since August of 2000, he has been First Vice President, Institutional Fixed Income Sales, Robert W. Baird & Co., St. Louis, Missouri. Prior to 2000, he held executive positions with Mercantile Bank and Mark Twain Bank since 1990. Before 1990, he was a broker and held a series of executive positions at brokerage firms Dean Witter, Shearson Lehman Hutton, Drexel Burnham Lambert, and Kidder Peabody in St. Louis. He received an MBA in Finance from Washington University in 1979, and a B.S. in Business Administration, Accounting, from Washington University in 1976. He has been a shareholder of the Company for approximately six years.


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

                  Robert L. Devereux is 42 years old. He graduated in 1982 from St. Louis university with a Bachelor's Degree in Business Administration with a major in finance. He received his law degree from St. Louis University in 1985. For the past eighteen years, Mr. Devereux has been actively engaged in the practice of law, specializing in commercial litigation. Since 1994, he has been a principal in the law firm of Devereux Murphy LLC located in St. Louis, Missouri. For the past eight years Mr. Devereux has also been a principal of and has served as the Chief Executive Officer of Gateway Title Company, Inc.

                  Dr. John A. Clendening is 70 years old. He received B.S.
(1958), M.S. (1960) and Ph.D. (1970) degrees in geology from West Virginia University. He was employed as a Palynologist-Coal Geologist at the West Virginia Geological Survey from 1960 until 1968. He joined Amoco in 1968 and remained with Amoco as a senior geological associate until 1972. Dr. Clendening has served as President and other offices of the American Association of Stratigraphic Palynologists and the Society of Organic Petrologists. From 1992 - 1998 he was engaged in association with Laird Exploration Co., Inc. of Houston, Texas, directing exploration and production in south central Kentucky. In 1999 he purchased all the assets of Laird Exploration in south central Kentucky and operates independently. While with Amoco Dr. Clendening was instrumental in Amoco's acquisition in the early 1970's of large land acreage holdings in Northeast Tennessee, based upon his geological studies and recommendations. His work led directly to the discovery of what is now the Company's Paul Reed # 1 well. He further recognized the area to have significant oil and gas potential and is credited with discovery of the field which is now known as the Company's Swan Creek Field. Dr. Clendening previously served as a Director of the Company from September 1998 to August 2000.




                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: March 3, 2003

                                    Tengasco, Inc.


                                    By: /s/  Richard T. Williams
                                        --------------------------------------
                                        Richard T. Williams,
                                        Chief Executive Officer









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